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SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [  ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

REGISTER.COM, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

1

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2

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2005 ANNUAL MEETING OF THE STOCKHOLDERS

OF

REGISTER.COM, INC.

PROXY STATEMENT

OF

THE BARINGTON GROUP

This proxy statement and the enclosed WHITE proxy card are being sent to you as one of the holders of common stock, $0.0001 par value per share, of Register.com, Inc., a Delaware corporation (“Register.com” or the “Company”), in connection with our solicitation of your proxy for use at the 2005 Annual Meeting of the Stockholders of the Company scheduled to be held at 10:00 a.m., local time, on Thursday, September 8, 2005, at the offices of [ ____________ ], [ ___________ ], New York, New York and at any adjournments or postponements thereof.

We are the Barington Group and, collectively, are the largest stockholder of Register.com, beneficially owning approximately 14.9% of the outstanding shares of common stock of the Company. As investors in the Company since October 2002, we have been extremely dissatisfied with the performance of the Company under its current Board of Directors, which we believe has failed to maximize shareholder value for the stockholders of Register.com.

As the largest stockholder of the Company, we have a vested interest in maximizing the value of the Company’s common stock. We are therefore soliciting your proxy to vote at the 2005 Annual Meeting for the election of our highly qualified director nominees – George Daly, Frank Petrilli, Stephen Liguori, Rory Cowan, Michael McManus, James Mitarotonda, Jeffrey Smith, James Williams and Mark Cuban – to protect the value of our and your investment in the Company.

This proxy statement and the enclosed WHITE proxy card are first being furnished to stockholders on or about ______ ___, 2005.

We urge you to sign, date and return the enclosed WHITE proxy card in favor of the election of our nominees described in this proxy statement.

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THE PROPOSALS

Proposal No. 1 -- Election of the Barington Group Nominees as Directors

We are soliciting proxies from the holders of shares of the Company’s common stock to elect nine directors to the Register.com Board to serve for a one-year term that expires at the 2006 Annual Meeting. Proposal No. 1 provides for the election of George Daly, Frank Petrilli, Stephen Liguori, Rory Cowan, Michael McManus, James Mitarotonda, Jeffrey Smith, James Williams and Mark Cuban to serve as directors. See “Information Regarding the Barington Group Nominees” for information concerning the background and experience of our director nominees.

The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the 2005 Annual Meeting is required to elect our director nominees. This means that the director nominee with the most affirmative votes for a particular position will be elected for that position.

We recommend that you vote FOR the election of the Barington Group nominees by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.

Each of the Barington Group nominees has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as a director and to serve as a director, if elected.

We have no reason to believe that any of our nominees will be unable to serve if elected. However, if any of our nominees are unable to serve, we expect that the members of the Company’s Board of Directors will fill the vacancy. Our nominees would recommend that the Company’s Board of Directors fill such vacancy with an individual willing to consider and implement our proposals to maximize shareholder value. However, there can be no assurance that the Company’s Board of Directors would do so.

Proposal No. 2 -- Ratification of Amper, Politziner & Mattia, P.C. as the Company’s Independent Registered Public Accounting Firm (Company Proposal)

Proposal No. 2 provides for the ratification of the appointment by the Audit Committee of the Company’s Board of Directors of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. See “Auditors” for further information regarding Amper, Politziner & Mattia, P.C.

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IMPORTANT

Please review this document and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

Our nominees are committed to maximizing shareholder value for all Register.com stockholders. We urge you to sign, date and return the enclosed WHITE proxy card today to vote FOR the election of our nominees.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to MacKenzie Partners, Inc. in the postage-paid envelope provided today.

•	If you have previously signed and returned a [COLOR] proxy card to Register.com, you have every right to change your vote. Only your latest dated card will count. You may revoke any [COLOR] proxy card already sent to Register.com by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2005 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2005 Annual Meeting to MacKenzie Partners, Inc. or the Secretary of Register.com, or by voting in person at the 2005 Annual Meeting.

•	If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

•	After signing the enclosed WHITE proxy card, do not sign or return the [COLOR] proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions about giving your proxy or require assistance, please call:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

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REASONS FOR OUR SOLICITATION

We are, collectively, the largest stockholder of Register.com. As the owner of more than 3.6 million shares of Register.com common stock and an investor in the Company since October 2002, we have been extremely dissatisfied with the performance of the Company.

THE COMPANY’S PERFORMANCE HAS, IN OUR OPINION, BEEN
DISASTROUS FOR STOCKHOLDERS

Register.com’s performance has, in our opinion, been disastrous for stockholders. Consider the following:

•	Over the past three and one-half years (from December 31, 2001 until June 7, 2005, the day before we publicly announced that we informed the Company that an affiliate of certain members of the Barington Group was willing to make a proposal to acquire the Company), the trading price of the Company’s common stock has fallen from $11.50 per share to $6.48 per share, representing a decrease of over 43%. During the same period, the NASDAQ Composite Index increased by 6.0%, the Russell 2000 Index increased by 27.7% and the Dow Jones Composite Internet Index increased by 28.8%.

•	According to the Company’s Form 10-K for the year ended December 31, 2004 (the Company’s latest annual report) and Form 10-Q for the quarter ended March 31, 2005 (the Company’s latest quarterly report), the number of domain names managed by the Company has been steadily decreasing, despite an increase in the number of registered domain names in the marketplace. For example, while there was a 27% increase in the number of registered .com and .net domain names during the twelve months ended March 31, 2005, the total number of domain names registered by the Company decreased by 4%. According to the Company’s filings with the Securities and Exchange Commission (the “SEC”), the number of active domain names under the Company’s management has fallen from 3.8 million as of September 30, 2001 to 3 million as of December 31, 2004, a decrease of over 21%. It is therefore no surprise that the Company’s net revenues have been eroding – decreasing from $115.0 million in 2001 to $100.9 million in 2004.

•	As noted by Datamonitor, a business information company specializing in industry analysis, “Register’s market share for domain name registrations has been on the decline since the floodgates of competition opened in the industry at the turn of the century.” At the end of the second quarter of 2001, the Company was the second largest participant in the domain name registration market, with an 11.8% market share. In June 2005, the Company was in sixth place, with a 5.1% market share (Datamonitor, June 14, 2005).

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WE BELIEVE THAT REGISTER.COM HAS BEEN POORLY MANAGED,
TO THE DETRIMENT OF ITS STOCKHOLDERS

We believe that Register.com has been poorly managed and that as a result the Company has suffered numerous setbacks and failures that have been costly to the Company and its stockholders. Consider the following:

•	Failure to Complete the Remediation of the Company’s Operating System. The Company’s operating system has long been a source of concern for the Company, which management has been working to improve since 2002. The Company has incurred significant costs to improve its operating system, but despite years of work, the project remains uncompleted. As the Company noted in its most recent annual report, “We have already experienced significant delays in various stages of these projects [to improve our operating system] which have increased our anticipated costs, delayed the anticipated benefits for these projects and have caused delays in our ability to launch new products and services and upgrade current ones.” According to the Company’s latest annual report, its technology expenditures were $13.2 million in 2002, $18.4 million in 2003 and $18.1 million in 2004. The Company noted in its latest quarterly report that “we expect our technology costs to continue at high levels throughout 2005 albeit lower than 2004…” The Company added, however, that “as a result of delays in the implementation of our new systems … we cannot assure you that we will be successful in reducing our technology expenses.”

Despite the millions of dollars that have been spent by the Company, it is unclear when the Company’s operating system will be fully remediated. As the Company noted in its most recent quarterly report, “we cannot assure you when or if these projects will be successfully completed.” The Company went on to warn that even if its new operating system is launched successfully “we cannot assure you that it will contain all of the features and functionality we originally planned or that it will enable us to reduce our expenses to the extent and in the time frame we originally contemplated, or to successfully launch new products and services…”

•	Failure to Effectively Manage Human Resources and Control Costs. We believe that the Company’s financial performance has suffered as a result of management’s failure to effectively manage the Company’s human resources and control costs. For example, the number of full-time employees increased from approximately 360 as of December 31, 2001 to approximately 468 as of December 31, 2003. As of December 31, 2004, the total number of employees and independent contractors working for the Company was 511. However, the increase in the number of employees was not accompanied by an increase in the Company’s revenues; rather the opposite occurred: net revenues in 2004 were $14 million less than net revenues in 2001, a decrease of over 12%.

The Company’s operating expenses (sales and marketing, technology and general and administrative expenses) as a percentage of net revenues increased by 15 percentage points over the same period, increasing from approximately 49% of net revenues in 2001 to approximately 64% of net revenues in 2004. The Company’s entire cost base (cost of revenues and operating expenses) comprised over 95% of net revenues in 2004 versus approximately 78% of net revenues in 2001.

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•	Failure to Deliver on Stated Goals. In June 2003, pursuant to a standstill agreement between the Company and certain members of the Barington Group, among others, management agreed to present a business plan to stockholders outlining financial goals the Company sought to achieve by the end of 2004. Two years later, management has made little progress towards achieving these goals in a number of key areas, including with respect to reducing expenses and improving operating margins. As illustrated in the chart below, as of the end of 2004, sales and marketing as a percentage of net revenues was 7 percentage points higher than the target rate, research and development costs as a percentage of net revenues was 11 percentage points higher than the target rate, total operating expenses as a percentage of net revenues was 15 percentage points higher than the target rate and the Company’s operating margin was 14 percentage points lower than the target rate. Moreover, the Company showed little improvement in these areas as of the end of the first quarter of 2005.

	Target after Restructuring (as stated on July 31, 2003)	Year ended December 31, 2004	Quarter ended March 31, 2005

Gross Margin	67%	69%	68%

Sales & Marketing	24%	31%	31%

General & Administrative	18%	15%	17%

Research & Development*	7%	18%	16%

Total Operating
Expenses**	49%	64%	64%

Operating Margin	18%	4%	4%

*	Technology expenses
**	Total of Sales & Marketing, General & Administrative and Research and Development expenses

•	Significant Management and Employee Turnover. There has been significant turnover at the Company, both at the employee and management levels. As the Company itself noted in its latest annual report, “[o]ver the past few years, we have experienced a significant number of changes to the members of our management team and we have experienced a high voluntary employee turnover rate.”

The Company is currently being run by an interim Chief Executive Officer. The Board is apparently in the process of seeking to appoint a full-time CEO, which will be the third CEO the Company has had in the past three years.

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•	Failure to Maintain Effective Controls Over Financial Reporting. The Company's management is responsible for maintaining effective internal control over financial reporting. The Company’s management failed to do so, however, according to its own assessment of its internal controls as of December 31, 2004. Material weaknesses have been identified in a number of areas, including with respect to the timing of the recognition of revenue related to domain name transactions and the accuracy of accounts receivable from certain customers.

The Company has stated that it will incur substantial costs to remediate these material weaknesses which continue to plague the Company and may be distracting management from its ordinary business functions. Furthermore, the Company noted in its latest annual report that, “[a]lthough we are currently in the process of implementing remediation measures to correct these material weaknesses, we can provide no assurance that we will be successful in these efforts or that the remediation measures will result in our having adequate internal control in the future.”

•	Failure to Timely File Financial Reports. As a result of the material weaknesses in the Company’s internal control over financial reporting, the Company failed to timely file its annual report for the year ended December 31, 2004 and its quarterly report for the quarter ended March 31, 2005. Late filings have apparently been a recurring problem for the Company, which also failed to timely file its annual report for the year ended December 31, 2002 and its quarterly report for the quarter ended September 30, 2004.

Besides delaying the timely dissemination of accurate financial information to stockholders, the failure of the Company to timely file its financial reports has made the Company ineligible to register offerings of its securities on a short form registration statement for one year from the date of the filing of the Company’s quarterly report for the quarter ended March 31, 2005. According to the Company, this could increase the cost of such offerings and/or delay their completion. Future late filings will further extend the Company’s ineligibility period.

Twice this year the Company’s failure to timely file its financial reports also put the Company in jeopardy of being delisted from the NASDAQ National Market. From April 7, 2005 through May 11, 2005 and again from May 20, 2005 through June 9, 2005, NASDAQ changed the Company’s trading symbol to “RCOME,” appending the fifth character “E” to the Company’s trading symbol to indicate that the Company was not in compliance with the NASDAQ Marketplace rules and potentially subject to delisting.

According to the Company in its latest quarterly report, any future late filing could “negatively impact” the Company’s stock price and would cause the Company “not to be in compliance with applicable federal securities laws which could result in action against us by the SEC.”

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We believe that the above setbacks and failures are totally unacceptable and representative of systemic problems at the Company, not just at the management level but at the Board of Director level as well. It is the duty of the Board of Directors to appoint and oversee the Company’s management team, and if management fails to perform, we believe that the ultimate responsibility for such failure should fall on the incumbent directors.

WHILE THE BOARD HAS ANNOUNCED THAT IT HAS ENGAGED A FINANCIAL
ADVISOR TO EVALUATE ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE,
THERE IS NO ASSURANCE THAT SUCH A TRANSACTION WILL BE CONSUMMATED

On June 10, 2005, RCM Acquisition Co., LLC, an affiliate of certain members of the Barington Group, informed the Company that it was willing to pursue a proposal to acquire all of the outstanding shares of common stock of the Company at a price of $7.10 per share in cash, subject to the execution of a mutually acceptable merger agreement. At the time, the consideration offered by the proposal represented a premium of more than 23% over the 60-day average price of $5.77 per share and was higher than the stock had closed since July 2002.

On June 20, 2005, the Company announced that the Board had rejected the proposal as inadequate but had instructed the Company’s financial advisor “to consider all available alternatives to maximize shareholder value, including further discussions with RCM.” The Company’s financial advisor has since permitted RCM Acquisition Co. to conduct due diligence pertaining to the Company.

Despite the sales process that is apparently being conducted by the Company’s financial advisor, we are skeptical that the Board will actually approve a sales transaction and permit it to be consummated. We note that the Company engaged the same investment banker to conduct a similar process in January 2003 after RCM Acquisition Co. expressed a willingness to acquire the Company, which did not lead to a sale or other strategic transaction involving Register.com.

If elected, our nominees will ensure, subject to their fiduciary duties to stockholders, that all alternatives to maximize shareholder value are thoroughly explored and will use their best efforts to consummate the best alternative identified by the Board. You should note that there can be no assurance that the election of the Barington Group nominees will lead to the consummation of such a transaction.

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If elected to the Board, our nominees affiliated with RCM Acquisition Co. would act in accordance with their fiduciary duties to Register.com stockholders with respect to any actions they take as directors and would recuse themselves from participating in any Board action relating to the RCM proposal or any alternative acquisition proposal while the RCM proposal remains in effect.

WE HAVE SOUGHT TO WORK CONSTRUCTIVELY WITH THE
REGISTER.COM BOARD, WITH LIMITED RESULTS

Over the past two years, we have sought to work constructively with the Board to improve shareholder value with limited results.

On June 9, 2003, certain members of the Barington Group, among others, entered into a standstill agreement with the Company pursuant to which such members agreed not to nominate a slate of directors and solicit proxies at the Company’s 2003 Annual Meeting of Stockholders and to abide by certain standstill provisions until the Company’s 2005 Annual Meeting in return for the Company (a) agreeing to distribute to its stockholders at least $120 million in cash, (b) including James Mitarotonda in its slate of nominees for election as a director at the Company’s 2003 Annual Meeting of Stockholders and (c) finalizing and publicly disclosing certain key aspects of a business plan, following consultation with Mr. Mitarotonda, which would address the Company’s restructuring plan and its outlook for revenues, contemplated cost structure and operating earnings sought to be obtained by the end of 2004.

Certain members of the Barington Group agreed to enter into this standstill agreement with the Company because we believed that shareholder value would be improved by the distribution of $120 million to stockholders in 2003 and were optimistic that the Company’s business plan would materially improve the Company’s operations. We were also hopeful that Mr. Mitarotonda could work constructively with the Board to further improve shareholder value, and to that end Mr. Mitarotonda elected to stay on the Company’s slate of nominees in 2004 rather than nominate a slate of directors and solicit proxies at the 2004 Annual Meeting of Stockholders, despite the fact that the standstill agreement permitted us to do so.

Unfortunately, the Company has failed to achieve the goals of the business plan in a number of key areas and we have been disappointed by the performance of the Company’s Board of Directors. Nevertheless, Barington Companies Equity Partners, L.P. elected to enter into an agreement with the Company dated February 6, 2005 that would have prohibited us from nominating a slate of directors and soliciting proxies at this year’s Annual Meeting of Stockholders if the Board appointed two new directors to the Board, one by February 15, 2005 and one by February 28, 2005, and appointed a new Chief Executive Officer by March 30, 2005. The Board, however, failed to meet all three deadlines.

As a result of our experiences over the past two years, we lack confidence in the ability of incumbent directors to ever maximize shareholder value for the Company’s stockholders and therefore are soliciting your proxy to elect new directors who we believe can get the job done.

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PROPOSED PLAN FOR REGISTER.COM

ELECT A STOCKHOLDER-FOCUSED BOARD OF DIRECTORS WITH SUBSTANTIAL
INDUSTRY EXPERIENCE

We propose to nominate George Daly, Frank Petrilli, Stephen Liguori, Rory Cowan, Michael McManus, James Mitarotonda, Jeffrey Smith, James Williams and Mark Cuban for election as directors of the Company.

We believe our nominees are highly qualified individuals and established business leaders, with exceptional financial, operating and marketing experience. Five of our nominees are current or former Chief Executive Officers, including Frank Petrilli and Rory Cowan who have led companies within the technology industry. Our nominees also include Mark Cuban, who has co-founded numerous technology companies which provide leading-edge technology services to their customers, Stephen Liguori, who has an extensive background in consumer marketing, and George Daly, the respected former dean of New York University’s Stern School of Business. Please see “Information Regarding the Barington Group Nominees” for further information concerning the background and experience of our director nominees.

We believe that our nominees have the business experience, perspective and track record that the Company needs at the Board level to improve the Company’s operations and maximize shareholder value. While there can be no guarantee that the election of our nominees will in fact maximize shareholder value, ask yourself: Are you comfortable trusting the Company’s incumbent directors to maximize shareholder value when they have completely failed to do so over the past three and one-half years?

IF ELECTED, OUR NOMINEES WILL TAKE IMMEDIATE STEPS TO IMPROVE THE
COMPANY’S OPERATIONS AND MAXIMIZE SHAREHOLDER VALUE

It is our belief that incremental changes cannot save the Company at this time. We are therefore soliciting your proxy to help bring about board-level and managerial change at the Company. We have selected nominees with the financial, operating and marketing experience that we believe is necessary to improve the Company’s operating performance. They are committed to the principles of our platform, with the goal of promoting shareholder value in both the near term and long term. If elected, our board nominees intend to:

•	install a new executive management team at the Company with appropriate industry experience that is guided by the interests of stockholders and focused on the maximization of shareholder value;

•	work with management to reduce annual operating expenses at the Company to improve profitability and drive cash flow generation;

•	work with management to take immediate steps to complete the remediation of the Company’s operating system and internal controls over financial reporting; and

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•	adopt and carry through to completion formal processes to explore value-enhancing strategic initiatives at the Company, including the sale or merger of the Company or the pursuit of potential acquisitions to consolidate the fragmented industry.

Our nominees for director support these proposed actions and, if elected, will seek to implement them immediately.

AS THE COMPANY'S LARGEST STOCKHOLDER, WE ARE COMMITTED
TO MAXIMIZING VALUE FOR ALL REGISTER.COM STOCKHOLDERS

The Barington Group is collectively the largest stockholder of the Company, beneficially owning more than 3.6 million shares of Register.com common stock, representing approximately 14.9% of the outstanding shares of common stock of the Company. In addition, Mark Cuban, one of our director nominees, is the second largest stockholder of the Company, beneficially owning more than 3.3 million shares of Register.com common stock, representing approximately 13.7% of the outstanding shares of common stock of the Company.1 Our interests are clearly aligned with yours. We want to maximize value for all Register.com stockholders.

In contrast, the Company’s co-founder and former CEO has sold all or substantially all of his equity interest in the Company and the remaining members of the current Register.com Board hold less than 210,000 shares of the Company’s common stock that have been purchased at market value.2

Our nominees, if elected, are committed to maximizing shareholder value for all Register.com stockholders. While there can be no assurance that the election of the nominees will indeed maximize shareholder value, they are committed to doing so in the most timely, effective and efficient manner possible.

[1]	The Barington Group disclaims membership in any “group” with Mr. Cuban in connection with his ownership of common stock of the Company for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

[2]	According to the Company’s Form 10-K filed with the SEC on May 4, 2005, the current members of the Company’s Board (excluding Mr. Forman and Mr. Mitarotonda) beneficially own in the aggregate approximately 989,278 shares, having acquired beneficial ownership of approximately 779,450 of such shares through stock option grants.

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INFORMATION REGARDING
THE BARINGTON GROUP NOMINEES

Set forth below are the name, age, business address, present principal occupation, employment history and directorships of each of the Barington Group nominees for at least the past five years.

Present Principal Occupation, Five Year
Name, Age and Business Address	Employment History and Directorships

George G. Daly, 64 Leonard N. Stern School of Business, New York University 44 West 4th Street New York, NY 10012-1126	Mr. Daly has been the Albert Fingerhut Professor of Business Administration at the Leonard N. Stern School of Business of New York University since 2002. He also served as President and Executive Director of the Investor Education Foundation established in 2004 by the Securities and Exchange Commission and the United States District Court for the Southern District of New York from March 2004 until January 2005. From 1993 to August 2002, he was the Dean of the Stern School and also the school’s Richard R. West Professor of Business. From 1983 to 1993, Mr. Daly served as Dean and Professor at the College of Business Administration at the University of Iowa. He has also served as Chief Economist at the Office of Energy Research and Development in the White House in 1974 and as a consultant to the National Football League from 1990 to 1992. Mr. Daly has served as a director of W.R. Berkley Corporation (NYSE:BER) since May 1998 and a director of First Marblehead Corp. (NYSE:FMD) since September 2002. Mr. Daly serves on the Advisory Board of Barington Companies Equity Partners, L.P. Mr. Daly received an A.B. from Miami University of Ohio and an M.A. and Ph.D. from Northwestern University.

Frank J. Petrilli, 54 c/o Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036	Mr. Petrilli was the President and Chief Executive Officer of TD Waterhouse USA, an online financial services firm, from November 2001 until his retirement in October 2004. Mr. Petrilli joined Waterhouse Investor Services, Inc., the predecessor to TD Waterhouse Holdings, Inc., in January 1995 as President and Chief Operating Officer. In February 1998, Mr. Petrilli assumed the role of President and Chief Executive Officer of TD Waterhouse Holdings, Inc., a position he held through November 2001 when TD Waterhouse Holdings, Inc. merged with and into TD Waterhouse Group, Inc. Thereafter, and through

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the date of his retirement in October 2004, Mr. Petrilli served as President and Chief Operating Officer of TD Waterhouse USA, a unit of TD Waterhouse Group, Inc. From 1998 to 1999, Mr. Petrilli also served as a Senior Vice President, and from 1999 through his retirement in October 2004 as an Executive Vice President, of TD Bank Financial Group. Prior to joining TD Waterhouse, Mr. Petrilli served in senior management positions at American Express, including President and Chief Operating Officer of American Express Centurion Bank, a wholly owned subsidiary of American Express Company, from 1988 to 1995. Mr. Petrilli serves on the Board of Directors of Blast Radius, an internet solutions company. He is also a director of the American Red Cross in Greater New York and the President of the Board of Trustees of Big Brothers Big Sisters of New York City, Inc. Mr. Petrilli received a B.S. from Fordham College of Business and an M.B.A. from Fordham Graduate School of Business. He is also a Chartered Financial Analyst.

Stephen J. Liguori, 49 GE Consumer Finance 600 Summer Street Stamford, CT 06927	Mr. Liguori has been the Chief Marketing Officer of GE Consumer Finance – Americas since April 2005, where he oversees marketing for the business unit of General Electric Company that offers consumer finance products in North and South America. From January 2001 until January 2005, he was a Managing Director and the Chief Retail Marketing Officer of Morgan Stanley's Individual Investor Group, a group that provides investment products and services for individuals. Prior to that, Mr. Liguori was the co-head of Citibanking, N.A.'s E-Consumer Division from June 2000 to October 2000 and a Business Manager at Citibanking, N.A. from June 1998 to June 2000. Before joining Citibank, Mr. Liguori worked in general management and strategic marketing with the Kraft/Phillip Morris organization and Pepsico, Inc. Mr. Liguori has served as a director of LQ Corporation, Inc. (OTCBB:LQCI) since October 2004. Mr. Liguori received a B.S. from Cornell University and an M.B.A. from the University of Southern California.

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Rory J. Cowan, 53 Lionbridge Technologies, Inc. 1050 Winter Street, Suite 2300 Waltham, MA 02451	Mr. Cowan has been the Chairman and Chief Executive Officer of Lionbridge Technologies, Inc. (NASDAQ:LIOX), a provider of globalization products and services for worldwide deployment of technology and information-based products, since September 1996. From September 1996 to March 2000, Mr. Cowan also served as President of Lionbridge. Prior to that, Mr. Cowan served as Chief Executive Officer of Interleaf, Inc., a document automation software services company, from October 1996 to January 1997. From May 1995 to June 1996, Mr. Cowan served as Chief Executive Officer of Stream International, Inc., a software and services provider and a division of R.R. Donnelley & Sons, a provider of commercial print and print-related services. Mr. Cowan joined R.R. Donnelley in 1988 and served most recently as its Executive Vice President from January 1991 to June 1996. Before joining R.R. Donnelley, Mr. Cowan was founder of CSA Press of Hudson, Mass., a software duplication firm, and held positions at Compugraphic Corporation, an automated publishing hardware firm. Mr. Cowan has served as a director of Dynabazaar, Inc. (OTCBB:FAIM) since March 2001. Mr. Cowan has a A.B. from Harvard University and an M.B.A. from Harvard Business School.

Michael A. McManus, Jr., 62 Misonix, Inc. 938 New Highway Farmingdale, NY 11735	Mr. McManus has been the President and Chief Executive Officer of Misonix, Inc. (NASDAQ: MSON), a medical device company, since November 1998. He was President and Chief Executive Officer of New York Bancorp Inc. (“NYB”) from 1991 to 1998, a director of NYB from 1990 to 1998 and a director and Vice Chairman of Home Federal Savings Bank, a subsidiary of NYB, from 1991 to 1998. He is also a director of American Home Mortgage Holdings, Inc. (NYSE:AMH), LQ Corporation, Inc. (OTCBB:LQCI) and Novavax, Inc. (NASDAQ: NVAX). He has served in numerous government capacities, including as Assistant to the President of the United States from 1982 to 1985 and as Special Assistant to the Secretary of Commerce during the Ford Administration. Mr. McManus also serves on the Advisory Board of Barington Companies Equity Partners, L.P. Mr. McManus has a B.A. from the University of Notre Dame and a J.D. from Georgetown University Law Center.

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James A. Mitarotonda, 51 Barington Capital Group, L.P. 888 Seventh Avenue, 17th Floor New York, NY 10019	Mr. Mitarotonda is Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in November 1991. He has served in those capacities since 1991. Mr. Mitarotonda is also Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a small capitalization value fund. In addition, he is the Chairman of the Board, President and Chief Executive Officer of Barington Companies Advisors, LLC, the investment advisor of Barington Companies Offshore Fund, Ltd., a small capitalization value fund. In May 1988, Mr. Mitarotonda co-founded Commonwealth Associates, an investment banking, brokerage and securities trading firm. From May 1988 to November 1991, Mr. Mitarotonda served as Chairman of the Board, and for a part of that time was Co-Chief Executive Officer, of JMJ Management Company Inc., the general partner of Commonwealth Associates. From December 1984 to May 1988, Mr. Mitarotonda was employed as Senior Vice President/Investments by D.H. Blair & Co., an investment bank, brokerage and securities trading firm. From July 1981 to November 1984, Mr. Mitarotonda was employed by Citibank, N.A. with management responsibility for two of Citibank’s business banking branches, and became Regional Director of Citibank’s Home Equity Financing and Credit Services. Mr. Mitarotonda has served as a director of Register.com, Inc. (NASDAQ:RCOM) since July 2003. Mr. Mitarotonda has also been a director of Dynabazaar, Inc. (OTCBB:FAIM) since September 2003 and served as the company’s President and Chief Executive Officer from January 2004 until December 2004. He has also been a director and Chairman of LQ Corporation, Inc. (OTCBB:LQCI) since September 2002 and served as the company’s Co-Chief Executive Officer and Co-Chairman from April 2003 until May 2004 and as the company’s sole Chief Executive Officer from May 2004 until October 2004. Mr. Mitarotonda also served as the President, Chief Executive Officer and a director of MM Companies, Inc. from January 2001 until May 2004. He holds a B.A. in economics from Queens College and an M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business).

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Jeffrey C. Smith, 33 Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	Mr. Smith has been a Managing Director in the Private Investments Department at Ramius Capital Group, LLC since January 1998, where he is responsible for identifying, analyzing and structuring potential investments for Ramius Capital Group and the funds it manages. Prior to joining Ramius Capital, he served as Vice President of Strategic Development and Investor Relations for The Fresh Juice Company, Inc. from February 1996 until January 1998. From August 1994 until February 1996, Mr. Smith was a financial analyst in the Mergers and Acquisitions Department at LSG Advisors, a division of Societe General Securities Corporation (now SG Cowen & Co., LLC). Mr. Smith served on the Board of Directors of the Fresh Juice Company, Inc. (NASDAQ:FRSH) from April 1996 until February 1999 and Jotter Technologies, Inc., an Internet infomediary company from January 2000 to September 2000. Mr. Smith is a General Securities Registered Representative. Mr. Smith received a B.S. in Economics with concentrations in finance and accounting from the Wharton School of The University of Pennsylvania.

James A. Williams, 62 Gold Toe Brands, Inc. 940 Gold House Road West Whitsett, NC 27377	Mr. Williams has been the President and Chief Executive Officer of Gold Toe Brands, Inc., a hosiery manufacturer, since 1991. He is also presently a director of Gold Toe Corp. and Canofil, Inc. and the Chairman of the Board of Powerlinx, Inc. (OTCBB:PWLX.OB). Mr. Williams was the Chairman of the Board of Directors of Maidenform Worldwide, Inc. from December 1997 to August 2004. He also serves on the Board of the American Apparel Footwear Association. Mr. Williams received his B.S. in Chemistry from the University of Southern Mississippi.

Mark Cuban, 46 2909 Taylor Street Dallas, Texas 75226	Mr. Cuban has been the majority and controlling owner of a National Basketball Association franchise, the Dallas Mavericks, since the early part of 2000. Mr. Cuban is also the co-founder, Chairman and President of HDNet LLC, an all high-definition television network on DIRECTV that broadcasts high-definition sports, movies and other entertainment, which was launched in September 2001. He is a co-owner in several entertainment companies, including 2929

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Entertainment LP (a holding company for film production enterprises), Rysher Entertainment LLC (the owner of a film library), and Landmark Acquisition Corp. (a holding company for motion picture theaters). In 1995, Mr. Cuban co-founded Broadcast.com Inc., an Internet provider of streaming audio and video content, and served as its Chairman of the Board and President. As Chairman and President of Broadcast.com Inc., he helped guide this company to a successful initial public offering in July 1998 and remained in such position until the company was sold to Yahoo! Inc. in July 1999. Prior to that, Mr. Cuban co-founded MicroSolutions, Inc., a national systems integrator, in 1983, which was sold to CompuServe Corporation in 1990. Mr. Cuban obtained a B.S. in Business from Indiana University.

The foregoing information has been furnished to the Barington Group by the respective Barington Group nominees. Each of the Barington Group nominees has consented to serve as a director of the Company. Each of the Barington Group nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

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BACKGROUND OF PROXY SOLICITATION

Members of the Barington Group began purchasing shares of Register.com common stock in October 2002 because we believed that the shares of the Company were substantially undervalued. On various dates from October 10, 2002 through June 3, 2005, members of the Barington Group purchased a total of [       ] shares of common stock in the open market for a total purchase price of $[       ], purchased a total of [       ] shares of common stock in private transactions for a total purchase price of $[       ] and sold a total of [       ] shares of common stock in the open market for a total sales price of $[       ], in each case excluding commissions and related costs. The details of these purchases and sales are set forth in Annex A attached to this proxy statement. All of the purchases were funded by working capital, which may have included margin loans made by brokerage firms in the ordinary course of business.

On January 15, 2003, James Mitarotonda sent a letter to Richard Forman, the President and Chief Executive Officer of the Company, stating that RCM Acquisition Co., LLC and certain other parties working together propose to acquire the Company for $4.95 per share in cash. The proposal represented an 8.3% premium over the January 14th closing market price of $4.57 per share and a 24.9% premium to the 90-day average of $3.96 per share. The letter also stated that we intended to nominate and seek the election of seven individuals to the Board of Directors at the 2003 Annual Meeting of Stockholders of the Company and would forward to the Company a formal notice on January 24, 2003 in accordance with the Amended and Restated By-Laws of the Company.

On January 16, 2003, Mr. Mitarotonda spoke to Mr. Forman and Mitchell Quain, Chairman of the Board of Directors of the Company, regarding the terms of the proposal by RCM Acquisition Co., LLC. Mr. Mitarotonda suggested that both parties meet so that we could more fully explain the terms of our proposal and our strategy to enhance shareholder value. Messrs. Forman and Quain denied our request for a meeting.

On January 22, 2003, Mr. Mitarotonda sent the following letter to Mr. Forman:

Dear Mr. Forman:

As you know, RCM Acquisition Co., LLC and certain other parties working together own in aggregate approximately 4.4% of the total number of outstanding shares of Register.com, Inc. Last week, we presented to you a proposal to acquire Register.com, which you formally rejected.

A third party, IWB Acquisitions LLC, has now publicly announced an unsolicited conditional proposal to acquire the Company for $5.55 per share. We expect that we would enhance our own proposal to acquire the Company, on terms at least comparable to the terms provided by IWB Acquisitions LLC, in the event management of the Company met with us and provided us with additional information about the Company for this purpose.

We will contact you soon to schedule a convenient time to meet.

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RCM ACQUISITION CO., LLC /s/ James Mitarotonda James Mitarotonda

On January 23, 2003, Mr. Mitarotonda spoke to Messrs. Forman and Quain regarding the proposal from IWB Acquisitions LLC and the opportunity for RCM Acquisition Co., LLC to make a revised proposal. Mr. Mitarotonda requested a meeting with Messrs. Forman and Quain so that we could more fully discuss our proposal and our strategy to enhance shareholder value. Mr. Quain denied our request for a meeting, but informed Mr. Mitarotonda that the Company’s newly hired financial advisor, Credit Suisse First Boston, would contact us regarding the Company’s internal process to evaluate proposals, as well as the expected timetable.

On January 24, 2003, Barington Companies Equity Partners, L.P. sent a letter to Jack Levy, the Secretary of the Company, and Mr. Forman notifying the Company that Barington Companies Equity Partners, L.P. intended to nominate a slate of directors for election to the Board of Directors and make certain proposals at the Company’s 2003 Annual Meeting of Stockholders. In addition, Barington Companies Equity Partners, L.P. requested that it be given the opportunity to inspect the Company’s stockholder list.

On March 13, 2003, Barington Companies Equity Partners, L.P. sent a letter to Mr. Levy and Mr. Forman notifying the Company that at the 2003 Annual Meeting of Stockholders Barington Companies Equity Partners, L.P. intended to nominate an additional director as part of its slate.

On April 1, 2003, Mr. Mitarotonda sent the following letter to Mr. Forman:

Dear Mr. Forman:

We were disappointed to learn that Register.com, Inc. failed to file its annual report on Form 10-K for the period ended December 31, 2002 with the Securities and Exchange Commission (the “SEC”) by March 31, 2003 as required by the SEC’s rules. According to the Company’s Form 12b-25 filed with the SEC on April 1, 2003, the Company claims that it needs additional time to file such report because it is implementing a new accounting system. According to its prior public filings, the Company has been undertaking this process since the third quarter of 2002. We do not understand this delay and believe it reflects adversely on the Company and its management and negatively impacts stockholders.

As you know, the Company has not yet announced the date of its 2003 annual meeting of stockholders. Last year, the annual meeting was held on May 23rd. The SEC’s proxy rules require that the Company’s proxy statement for its annual meeting be preceded or accompanied by the Company’s related annual report. We are concerned that the Company’s failure to timely file its annual report for the period ended December 31, 2002 has the obvious effect of delaying the 2003 annual meeting. As you are aware, we intend to nominate eight individuals as directors of the Company and submit certain proposals at that meeting.

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We expect the Company’s management and board of directors to recognize the interests of all stockholders in promptly filing the Company’s annual report, scheduling the 2003 annual meeting of stockholders and holding such meeting as promptly as practicable.

BARINGTON COMPANIES EQUITY PARTNERS, L.P. /s/ James Mitarotonda James Mitarotonda

On June 9, 2003, certain members of the Barington Group, among others, entered into a standstill agreement with the Company (the “2003 Agreement”) pursuant to which such members agreed not to nominate a slate of directors and solicit proxies at the Company’s 2003 Annual Meeting of Stockholders and to abide by certain standstill provisions until the Company’s 2005 Annual Meeting of Stockholders in return for the Company (a) agreeing to distribute to its stockholders at least $120 million in cash, (b) including James Mitarotonda in its slate of nominees for election as a director at the Company’s 2003 Annual Meeting of Stockholders and (c) finalizing and publicly disclosing certain key aspects of a business plan, following consultation with Mr. Mitarotonda, which would address the Company’s restructuring plan and its outlook for revenues, contemplated cost structure and operating earnings sought to be obtained by the end of 2004. The 2003 Agreement permitted the parties to the 2003 Agreement to nominate a slate of directors and solicit proxies for the ir election, at their option, at the Company’s 2004 and 2005 Annual Meetings of Stockholders.

In the Company’s press release announcing the 2003 Agreement with the Barington Group dated June 10, 2003, Richard Forman stated that “We are looking forward to having Jim Mitarotonda join the Board. He is a value-oriented investor who shares our vision for the Company’s prospects, and we expect to benefit from his experience.”

On June 16, 2003, the Company announced that Richard Forman resigned as President and Chief Executive Officer of the Company, effective immediately, and that Peter Forman, his brother, assumed the President and CEO position.

In February 2005, Barington Companies Equity Partners, L.P. considered informing the Secretary of the Company of its intention to nominate directors for election to the Company’s Board of Directors at the 2005 Annual Meeting of Stockholders. As an alternative, Barington entered into an agreement (the “2005 Agreement”) with the Company on February 6, 2005 (the last date that a stockholder was permitted under the Company’s By-laws to provide notice to the Company’s Secretary of its intention to nominate directors for election to the Board of Directors of the Company at its 2005 Annual Meeting of Stockholders), that provided that unless all of the following were to occur, the Company would be required to set the date for its 2005 Annual Meeting of Stockholders no earlier than July 20, 2005:

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(1)	one new director is recommended by the Nominating Committee of the Company's Board of Directors for appointment to the Board and such nominee is so appointed by February 15, 2005;

(2)	a second new director is recommended by the Nominating Committee of the Company's Board of Directors for appointment to the Board and such nominee is so appointed by February 28, 2005; and

(3)	a candidate to succeed the Company's current Chief Executive Officer is recommended by a newly constituted search committee of the Company's Board of Directors and the Board approves the appointment of such candidate by March 30, 2005 (with the term of such candidate's employment to commence within 30 days of such approval or another date determined unanimously by the Board).

The 2005 Agreement also amended the 2003 Agreement by increasing the standstill limitation on the ownership of the Company's voting securities by us from 8% to 15% of the Company's outstanding shares.

The Company did not meet any of the three deadlines set forth in the 2005 Agreement. As a result, the 2005 Agreement required the Company to set the date for its 2005 Annual Meeting at no earlier than July 20, 2005, which, pursuant to the Company’s By-laws, had the practical effect of permitting Barington Companies Equity Partners, L.P. and the Company’s other stockholders to again nominate directors for election to the Company’s Board of Directors at the Company’s 2005 Annual Meeting of Stockholders.

In connection with the public announcement of the 2005 Agreement on February 6, 2005, the Company also announced that Peter Forman, the Chief Executive Officer of the Company since June 2003, informed the Board of Directors that he did not intend to renew his two-year contract upon its expiration in June 2005 and asked the Board of Directors to immediately commence a search for a successor.

On June 3, 2005, Peter Forman and Forman Capital Management, LLC (collectively, “Sellers”) entered into a stock purchase agreement with Barington Companies Equity Partners, L.P. and others pursuant to which the Sellers sold 1,500,000 shares of the Company’s common stock to certain members of the Barington Group at a price of $7.00 per share.

On June 7, 2005, Mr. Mitarotonda expressed to Mr. Quain interest, on the part of certain parties to the 2003 Agreement and 2005 Agreement (the “Agreements”), in pursuing a proposal, consistent with the Agreements, to acquire all of the Company's outstanding shares of common stock at approximately the same price paid in the transaction described in the preceding paragraph. On June 8, 2005, Mr. Quain asked that Mr. Mitarotonda put his communication in writing.

On June 10, 2005, Mr. Mitarotonda delivered the following letter to Mr. Quain:

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Dear Mitch:

We are writing to inform you that RCM Acquisition Co., LLC (“RCM”) is willing to pursue a proposal (the “Proposal”) to acquire all of the outstanding shares of common stock of Register.com, Inc. (the “Company”) at a price of $7.10 per share in cash. RCM and certain related parties, including affiliates of Barington Capital Group, L.P. and Ramius Capital Group, LLC, are the beneficial owners of 3,614,902 shares of common stock of the Company, representing approximately 14.9% of the shares outstanding.

The consideration offered by the Proposal would represent a premium of more than 10% over yesterday's closing price of $6.45 per share and a premium of more than 23% over the 60-day average price of $5.77 per share and would be higher than the stock has closed since July 2002.

We are highly confident in our ability to finance the Proposal and are prepared to enter into immediate discussions with the Company's Board of Directors, with a view towards consummating the Proposal as promptly as possible. The Proposal would be subject to the negotiation and execution of a definitive agreement mutually satisfactory to the parties in all respects.

It is our belief that the Proposal would provide significant value to the stockholders of the Company by providing them with liquidity at a meaningful premium to current and historical market prices.

We look forward to hearing from you.

Sincerely yours, /s/ James A. Mitarotonda

James A. Mitarotonda Managing Member RCM Acquisition Co., LLC

On June 20, 2005, the Company announced that the Board of Directors had rejected the proposal from RCM Acquisition to purchase the Company for $7.10 per share in cash as inadequate and had instructed its financial advisors, Credit Suisse First Boston, to “consider all available alternatives to maximize shareholder value, including potential further discussions with RCM." The Company also announced that David L. Moore had been appointed interim Chief Executive Officer and the Company was continuing its search for a permanent CEO. In addition, the Company announced that the Board had set the date for the Company's 2005 Annual Meeting of Stockholders for September 8th to be held in New York, NY at 10 a.m.

On June 26, 2005, the Company announced that the Board of Directors had extended the Company’s employment agreement with Mr. Moore, the Company’s interim CEO.

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On June 27, 2005, RCM Acquisition Co., LLC and the Company entered into a confidentiality agreement which pertains to, among other things, the furnishing of confidential information of the Company to RCM Acquisition Co., LLC and its representatives.

On June 30, 2005, Barington Companies Equity Partners, L.P. delivered to the Secretary of the Company a letter (the “Nomination Letter”) notifying the Company of its intention to nominate nine (9) persons for election to the Board of Directors of the Company at the 2005 Annual Meeting of Stockholders of the Company.

On July 15, 2005, Barington Companies Equity Partners, L.P. requested that it be given the opportunity to inspect, among other things, a complete list of the Company’s stockholders of record.

[Through early August, 2005, representatives of RCM Acquisition Co. have continued to engage in discussions with representatives of the Company regarding the possibility of an acquisition transaction involving the Company and related matters.]

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INFORMATION ABOUT THE BARINGTON GROUP

We are the Barington Group, which is composed of affiliates of Barington Capital Group, L.P. and Ramius Capital Group, LLC. As of the date of this proxy statement, we collectively beneficially own 3,614,902 shares of common stock of Register.com, representing approximately 14.9% of the outstanding shares based upon 24,251,426 shares of common stock reported by the Company in its Form 10-Q filed with the Securities and Exchange Commission on May 27, 2005 to be outstanding as of May 23, 2005.

Barington Capital Group, L.P. is an investment management firm that primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting management teams in creating or improving shareholder value. Ramius Capital Group, LLC is an investment management firm with approximately $5.3 billion in assets under management.

The Barington Group consists of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss. Members of the Barington Group, the Barington Group nominees and certain other persons named below may be deemed to be “participants” in this proxy solicitation as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended.

Barington Companies Equity Partners, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Barington Companies Offshore Fund, Ltd. (BVI) is a limited company organized under the laws of the British Virgin Islands formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Offshore Fund, Ltd. (BVI) is c/o Bison Financial Services LTD, Bison Court Road Town, Tortola, British Virgin Islands. The officers and directors of Barington Companies Offshore Fund, Ltd. (BVI) and their principal occupations and business addresses are set forth on Schedule I attached to this proxy statement.

The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company formed to be the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal office of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the Managing Member of Barington Companies Investors, LLC. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

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Barington Companies Investors, LLC is a majority-owned subsidiary of Barington Capital Group, L.P. Barington Capital Group, L.P. is a New York limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Barington Capital Group, L.P. is also the Managing Member of Barington Companies Advisors, LLC, the investment advisor of Barington Companies Offshore Fund, Ltd. (BVI), which has voting power with respect to the shares owned by Barington Companies Offshore Fund, Ltd. (BVI). Barington Companies Advisors, LLC is a Delaware limited liability company formed to be the investment advisor of Barington Companies Offshore Fund, Ltd. (BVI). The address of the principal business and principal office of Barington Companies Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

The general partner of Barington Capital Group, L.P. is LNA Capital Corp. LNA Capital Corp. is a Delaware corporation formed to be the general partner of Barington Capital Group, L.P. The address of the principal business and principal office of LNA Capital Corp. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the sole stockholder and director of LNA Capital Corp. The officers of LNA and their principal occupations and business addresses are set forth on Schedule II.

Each of Starboard Value & Opportunity Fund, LLC and Parche, LLC is a Delaware limited liability company formed for the purpose of making equity investments and, on occasion, taking active roles in the management of portfolio companies in order to enhance shareholder value. The address of the principal business and principal office of Starboard Value & Opportunity Fund, LLC and Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

The Managing Member of each of Starboard Value & Opportunity Fund, LLC and Parche, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Starboard Value & Opportunity Fund, LLC and Parche, LLC. The address of the principal business and principal office of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

The sole member of Admiral Advisors, LLC is Ramius Capital Group, LLC, a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal office of Ramius Capital Group, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

The Managing Member of Ramius Capital Group, LLC is C4S & Co., LLC, a Delaware limited liability company formed to be the managing member of Ramius Capital Group, LLC. The address of the principal business and principal office of C4S & Co., LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark, Jeffrey M . Solomon and Thomas W. Strauss is a Managing Member of C4S & Co., LLC. The business address of each of Messrs. Cohen, Stark, Solomon and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

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Pursuant to an account management agreement between Millennium Operations, LLC and Barington Companies Advisors, LLC, Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P. with respect to those shares of common stock purchased in that managed account on behalf of Millenco, L.P. We believe that Barington Companies Advisors, LLC would be viewed as the sole beneficial owner of those shares. However, out of an abundance of caution, we are providing information regarding Millenco, L.P.’s investment with Barington Companies Advisors, LLC (and regarding certain parties related to Millenco). The Barington Group disclaims membership in any “group” with Millenco, L.P. or such other parties in connection with the ownership of common stock of the Company for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

Millenco, L.P., is a Delaware limited partnership and a registered broker-dealer. The address of the principal business and principal office of Millenco, L.P. is 666 Fifth Avenue, New York, New York 10103.

The general partner of Millenco, L.P. is Millennium Management, L.L.C. Millennium Management, L.L.C. is a Delaware limited liability company which acts as the general partner of Millenco, L.P. and the managing general partner of Millennium Partners, L.P. The address of the principal business and principal office of Millennium Management, L.L.C. is 666 Fifth Avenue, New York, New York 10103. Israel A. Englander is the Managing Member of Millennium Management, L.L.C. The business address of Mr. Englander is c/o Millennium Management, L.L.C., 666 Fifth Avenue, New York, New York 10103.

The number of shares of the Company’s common stock beneficially owned and percentage beneficial ownership of each of the Barington Group nominees as of the date of this proxy statement are as follows:

Barington Group Nominee	Number of Shares	Percentage
	Beneficially Owned (1)	Ownership (2)

George Daly	–	–
Frank Petrilli	–	–
Stephen Liguori	–	–
Rory Cowan	–	–
Michael McManus	–	–
James Mitarotonda	1,731,522(3)	7.1%
Jeffrey Smith (4)	–	–
James Williams	–	–
Mark Cuban	3,318,200(5)	13.7%
Total	5,049,722	20.8%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where

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applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Calculated based on 24,251,426 shares of common stock outstanding as of May 23, 2005 as reported in the Company’s Form 10-Q filed with the SEC on May 27, 2005.

(3)	Includes 817,724 shares of common stock held by Barington Companies Equity Partners, L.P., 279,926 shares held by Barington Companies Offshore Fund, Ltd. (BVI) and 598,872 shares beneficially owned by Barington Companies Advisors, LLC. Also includes options held by Mr. Mitarotonda which are exercisable within sixty days to purchase 35,000 shares of Common Stock at prices ranging from $4.69 to $6.03 per share.

(4)	Mr. Smith is an employee of Ramius Capital Group, LLC. Affiliates of Ramius Capital Group beneficially own 1,918,380 shares of common stock of the Company, 1,406,168 shares of which are held by Starboard Value & Opportunity Fund, LLC and 512,212 shares of which are held by Parche, LLC. Mr. Smith does not have the authority to direct the voting or disposition of these shares and disclaims beneficial ownership thereof.

(5)	Includes 900,000 shares of common stock held by The Mark Cuban Charitable Remainder Unitrust (the “Cuban Unitrust”), of which Mr. Cuban is a beneficiary. Mr. Cuban does not have the authority to direct the vote or disposition of the shares held by the Cuban Unitrust. Martin Woodall, as the sole trustee of Cuban Unitrust, has the sole power to vote, or to direct the vote, and the sole power to dispose, or to direct the disposition, of the 900,000 shares of Common Stock held by the Cuban Unitrust. Mr. Cuban may be deemed to have beneficial ownership of the shares held by the Cuban Unitrust; however, Mr. Cuban disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

None of the Barington Group nominees is employed by the Company. All of the Barington Group nominees are citizens of the United States.

Except as set forth in this proxy statement or in the annexes hereto, none of the Barington Group, any of the persons participating in this proxy solicitation on behalf of the Barington Group, the Barington Group nominees and, with respect to items (i), (vii) and (viii) of this paragraph, to the best knowledge of the Barington Group, any associate (within the meaning of Rule 14a-1 of the Securities Exchange Act of 1934) of the foregoing persons (i) owns beneficially, directly or indirectly, any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company, (vii) since the beginning of the Company’s last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the

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Company or any of its affiliates will or may be a party. In addition, except as set forth in this proxy statement or in the annexes hereto, none of the Barington Group, any of the persons participating in this proxy solicitation on behalf of the Barington Group, the Barington Group nominees and, to the best knowledge of the Barington Group, any associates of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $60,000, since the beginning of the Company’s last fiscal year.

Except as set forth in this proxy statement or in the annexes hereto, none of the Barington Group nominees, since the beginning of the Company’s last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company’s current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company’s or such entity’s consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries was indebted at the end of the Company’s last full fiscal year in an aggregate amount exceeding five percent of the Company’s total consolidated assets at the end of such year. None of the Barington Group nominees is or during the Company’s last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

Except as set forth in this proxy statement or in the annexes hereto, none of the corporations or organizations in which the Barington Group nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the Barington Group nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

Additional information about the Barington Group, parties related thereto and the Barington Group nominees, including information regarding the beneficial ownership of common stock, is set forth in Annexes A, B and C attached to this proxy statement.

The Barington Group has retained MacKenzie Partners, Inc. (“MacKenzie”) to act as an advisor and to provide consulting and analytic services and solicitation services in connection with this proxy solicitation. MacKenzie is a proxy service company. MacKenzie mails documents to stockholders, responds to stockholder questions and solicits stockholder votes for many companies. MacKenzie does not believe that it or any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation or that Schedule 14A requires the disclosure of certain information concerning MacKenzie. The business address of MacKenzie is 105 Madison Avenue, New York, New York 10016. MacKenzie has informed the Barington Group that, as of the date of this proxy statement, it does not hold any shares of the Company’s common stock for its own account or for the accounts of others.

AUDITORS

According to information contained in the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2005, the Company engaged Amper, Politziner & Mattia, P.C. to serve

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as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. We expect that the Company will seek the ratification of such engagement by the Company’s stockholders at the 2005 Annual Meeting. We also expect that a member of Amper, Politziner & Mattia, P.C. will be present at the 2005 Annual Meeting to make any such statements as that firm may desire and to answer appropriate stockholder questions.

The Barington Group recommends that you vote for the ratification of the appointment of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. See Proposal No. 2 under “The Proposals.”

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SOLICITATION OF PROXIES

The Barington Group has retained MacKenzie Partners, Inc. to act as an advisor in connection with this proxy solicitation. In connection with its retention by the Barington Group, MacKenzie has agreed to provide consulting and analytic services and solicitation services with respect to banks, brokers, institutional investors and individual stockholders. The Barington Group has agreed to pay MacKenzie a fee for its services estimated to be not more than $[ ________ ] and to reimburse MacKenzie for its reasonable out-of-pocket expenses. The Barington Group has also agreed to indemnify MacKenzie against certain liabilities and expenses in connection with this proxy solicitation, including liabilities under the federal securities laws. Approximately [__] employees of MacKenzie will engage in the solicitation. Proxies may be solicited by mail, advertisement, telephone, facsimile or in person. Solicitations may be made by persons employed by or affiliated with the members of the Barington Group. However, no person will receive additional compensation for such solicitation other than MacKenzie.

Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of shares of common stock for which they hold of record and the Barington Group will reimburse them for their reasonable out-of-pocket expenses.

The expenses related directly to this proxy solicitation are expected to aggregate approximately $[ _______ ] and will be borne by the Barington Group. These expenses include fees and expenses for attorneys, proxy solicitors, printing, postage, filing expenses and other costs incidental to the solicitation. Of this estimated amount, approximately $[ _______ ] has been spent to date. The actual costs and expenses could be materially different than the estimated amounts and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this proxy statement.

The purpose of the proposals in this proxy statement is to advance the interests of all the Company’s stockholders. Therefore, the Barington Group believes that its expenses related to this proxy solicitation should be borne by the Company and it intends to seek reimbursement of such expenses from the Company whether or not this proxy solicitation is successful. The question of reimbursement of the expenses of the Barington Group by the Company will not be submitted to a stockholder vote.

If you have any questions about this proxy solicitation or voting your shares or require assistance, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Toll-Free: (800) 322-2885
Call collect: (212) 929-5500
Email: proxy@mackenziepartners.com

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OTHER MATTERS

This proxy solicitation is being made by the Barington Group and not on behalf of the Board of Directors or management of the Company. The Barington Group is not aware of any other matters to be brought before the Company’s 2005 Annual Meeting, except as set forth herein. Should other matters be brought before the 2005 Annual Meeting, by having signed and returned the enclosed WHITE proxy card, you will have authorized the persons named as proxies in the enclosed WHITE proxy card to vote on all such matters in their discretion.

The Company’s proxy statement relating to the 2005 Annual Meeting will contain information regarding (1) securities ownership of certain beneficial owners and management of the Company; (2) the committees of the Board of Directors; (3) the meetings of the Board of Directors and all committees thereof; (4) the business background and employment biographies of the Company’s nominees for election to the Board of Directors; (5) the compensation and remuneration paid and payable to the Company’s directors and management; and (6) the Company’s stock price performance in relation to an assumed group of “peers” or market-based indices. The Company’s stockholders are referred to the Company’s proxy statement in connection with the 2005 Annual Meeting for this information.

In accordance with the SEC proxy rules, we have provided information regarding securities ownership of certain beneficial owners and management of the Company and the compensation paid to the Company’s directors in Annexes D and E, respectively, which information was taken from the Company’s Form 10-K for the year ended December 31, 2004 except where otherwise indicated. The Company’s stockholders are referred to the Company’s proxy statement in connection with the 2005 Annual Meeting for any information updated by the Company since the filing of the Form 10-K.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Based on information set forth in the Company’s definitive proxy statement filed with the SEC on ________ , 2005, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company’s proxy statement relating to, and for consideration at, the 2006 Annual Meeting of Stockholders, by submitting their proposals to the Company in a timely manner. Such proposals will be so included if received at the Company’s principal executive offices not later than __________ __, 200_ and if they otherwise comply with the requirements of Rule 14a-8.

Furthermore, the Company’s Amended and Restated By-laws provide that nominations of persons for election to the Company’s Board of Directors and the proposal of business to be considered by the stockholders at the 2006 Annual Meeting may be made by any stockholder who is entitled to vote at the meeting, who complies with certain advance notice provisions and who is a stockholder of record at the time of giving such notice. The advance notice provisions provide, among other things, that notice of any nomination or proposal received by the Company’s Secretary at the Company’s principal executive offices not earlier than the close of business on __________, 200_, nor later than the close of business on ________ __, 200_ will

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be considered timely. The proxy solicited by the Board of Directors for the 2005 Annual Meeting will confer discretionary authority to vote in accordance with the recommendations of the Board of Directors on a stockholder proposal which is not considered timely under the advance notice provisions of the Company’s Amended and Restated By-laws (and which does not comply with the requirements of Rule 14a-8).

INFORMATION REGARDING THE COMPANY

The information concerning the Company contained in this proxy statement has been taken from or is based upon documents and records on file with the SEC and other publicly available information. The Barington Group has no knowledge that would indicate that statements relating to the Company contained in this proxy statement in reliance upon publicly available information are inaccurate or incomplete.

VOTING PROCEDURES

Who is entitled to vote?

If the Company’s stock records show that you are a stockholder as of the close of business on the record date for the 2005 Annual Meeting, you are entitled to vote the shares of common stock that you held on such date. Even if you sell your shares after the record date for the 2005 Annual Meeting, you will retain the right to execute a proxy in connection with the 2005 Annual Meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

Can I attend the meeting?

All stockholders of record of the Company’s common stock at the close of business on July 25, 2005, the record date for the 2005 Annual Meeting, or their designated proxies, are authorized to attend the 2005 Annual Meeting. If your shares are held of record by a bank, broker or other nominee, you will need to obtain a “legal proxy” form from your bank or broker if you wish to vote at the 2005 Annual Meeting.

What constitutes a quorum? How will abstentions and broker non-votes be counted?

The holders of a majority of the Company’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the 2005 Annual Meeting. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker non-votes are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote. Abstentions and broker non-votes are counted as present for purposes of determining the

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presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved and will not affect the outcome of the vote. With respect to proposal one, withheld votes will have no effect on the outcome of the vote. With respect to proposal two, abstentions will be counted towards the tabulations of votes cast on the proposal and will have the same effect as negative votes.

How do I vote?

Voting by proxy for holders of shares registered in the name of a brokerage firm or bank. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), only your bank or broker can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker which you must return in the envelope provided in order to have your shares voted. If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. If you need assistance in dealing with your bank or broker, please call MacKenzie toll-free at 1-800-322-2885 or collect at 1-212-929-5500.

Voting by proxy for holders of shares registered directly in the name of the stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares by marking, signing, dating and mailing the WHITE proxy card in the postage-paid envelope that has been provided to you by the Barington Group. To vote your shares in accordance with your instructions at the 2005 Annual Meeting, we must receive your proxy as soon as possible but, in any event, prior to the 2005 Annual Meeting.

Vote in person. If you are a registered stockholder and attend the 2005 Annual Meeting you may deliver your completed WHITE proxy card in person. “Street name” stockholders who wish to vote at the 2005 Annual Meeting will need to obtain a “legal proxy” form from the broker, bank or other nominee that holds their shares of record and must bring that document to the meeting in order to vote in person at the 2005 Annual Meeting. If you need assistance, please call MacKenzie toll-free at 1-800-322-2885 or collect at 1-212-929-5500.

What should I do if I receive a proxy card which is not WHITE?

If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do NOT sign or return the proxy card or follow any voting instructions provided by the Company’s Board of Directors unless you intend to change your vote, because only your latest-dated proxy will be counted.

Can I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	submitting a written revocation to the Corporate Secretary of the Company or MacKenzie;

•	submitting a duly executed proxy bearing a later date to the Corporate Secretary of the Company or MacKenzie; or

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•	appearing in person and voting by ballot at the 2005 Annual Meeting as described above under “How do I vote? – Vote in Person.”

Any stockholder of record as of the record date of the 2005 Annual Meeting attending the 2005 Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the 2005 Annual Meeting will NOT constitute revocation of a previously given proxy.

If you choose to revoke a proxy by giving written notice or a later-dated proxy to the Corporate Secretary of the Company, although you are not legally obligated to do so, we would appreciate if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation or proxy or by calling MacKenzie toll-free at 1-800-322-2885 or collect at 1-212-929-5500. Remember, your latest-dated proxy is the only one that counts.

Will other matters be voted on at the annual meeting?

We are not now aware of any matters to be presented at the 2005 Annual Meeting other than the election of directors and the ratification of the Company’s independent auditors. If any other matters not described in the proxy statement are properly presented at the 2005 Annual Meeting, including matters incidental to the conduct of the 2005 Annual Meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

If I plan to attend the annual meeting, should I still submit a proxy?

Whether you plan to attend the 2005 Annual Meeting or not, we urge you to submit a proxy. Returning the enclosed WHITE proxy card will not affect your right to attend the 2005 Annual Meeting.

How will my shares be voted?

If you give a proxy on the accompanying WHITE proxy card, your shares will be voted as you direct. If you submit a proxy to us without instructions, our representatives will vote your shares in favor of each of the proposals. Submitting a WHITE proxy card will entitle our representatives to vote your shares in accordance with their discretion on matters not described in this proxy statement that may arise at the 2005 Annual Meeting, including matters incident to the conduct of the 2005 Annual Meeting. Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date for the 2005 Annual Meeting by the person who submitted it.

How can I receive more information?

If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call MacKenzie toll-free at 1-800-322-2885 or collect at 1-212-929-5500.

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Your vote is important. No matter how many or how few shares you own, please vote to elect the Barington Group nominees by marking, signing, dating and mailing the enclosed WHITE proxy card promptly.

Dated: August __, 2005

Sincerely,

Your Fellow Stockholder:

THE BARINGTON GROUP

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SCHEDULE I

Directors and Officers of Barington Companies Offshore Fund, Ltd. (BVI)

Name and Position	Principal Occupation	Principal Business Address

James A. Mitarotonda, Director and President	Chairman of Barington Capital Group, L.P.	888 Seventh Avenue, 17th Floor New York, New York 10019

Sebastian E. Cassetta, Director	Executive Vice President and Chief Operating Officer of Barington Capital Group, L.P.	888 Seventh Avenue, 17th Floor New York, New York 10019

Edith Conyers, Director	General Manager of Forum Fund Services, Ltd.	Washington Mall 1, 3rd Floor 22 Church Street Hamilton HM11, Bermuda

Graham Cook, Director	Director/Manager, Corporate Services of Bison Financial Services, Ltd.	Bison Court P.O. Box 3460 Road Town, Tortola British Virgin Islands

Forum Fund Services, Ltd., Secretary	Fund Administration	Washington Mall 1, 3rd Floor 22 Church Street Hamilton HM11, Bermuda

Melvyn Brunt, Treasurer	Chief Financial Officer of Barington Capital Group, L.P.	888 Seventh Avenue, 17th Floor New York, New York 10019

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SCHEDULE II
Officers of LNA Capital Corp.

Name and Position	Principal Occupation	Principal Business Address

James A. Mitarotonda President and CEO	Chairman of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Sebastian E. Cassetta Secretary	Executive Vice President and Chief Operating Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Melvyn Brunt Treasurer	Chief Financial Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

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ANNEX A

TRANSACTIONS IN COMMON STOCK BY THE BARINGTON GROUP

The following tables set forth information with respect to all purchases and sales of common stock of the Company by the Barington Group during the past two years. Except as set forth below and in Annex C, to the knowledge of the Barington Group, no participant in this solicitation or Barington Group nominee has purchased or sold securities of the Company within the past two years.

TRANSACTIONS IN SECURITIES OF REGISTER.COM, INC.
DURING THE PAST TWO YEARS FOR
BARINGTON COMPANIES EQUITY PARTNERS, L.P.

Date of	Shares of Common Stock
Purchase/Sale	Purchased/(Sold)

8/25/2003	38,125
8/26/2003	46,450
8/27/2003	8,600
9/9/2003	(297,344)
3/10/2004	9,359
3/11/2004	85,987
3/12/2004	12,000
3/15/2004	627
6/2/2005	26,562
6/3/2005	385,983

All purchases of Common Stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

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TRANSACTIONS IN SECURITIES OF REGISTER.COM, INC.
DURING THE PAST TWO YEARS FOR
BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)

Date of	Shares of Common Stock
Purchase/Sale	Purchased/(Sold)

3/10/2004	2,340
3/11/2004	21,489
3/12/2004	3,000
3/15/2004	627
6/2/2005	39,842
6/3/2005	212,628

All purchases of Common Stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

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TRANSACTIONS IN SECURITIES OF REGISTER.COM, INC.
DURING THE PAST TWO YEARS FOR
PARCHE, LLC

Date of	Shares of Common Stock
Purchase/Sale	Purchased/(Sold)

3/18/2004	385,159
5/19/2004	52,218
6/2/2005	5,312
6/3/2005	69,523

All purchases of Common Stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

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TRANSACTIONS IN SECURITIES OF REGISTER.COM, INC.
DURING THE PAST TWO YEARS FOR
STARBOARD VALUE & OPPORTUNITY FUND, LLC

Date of	Shares of Common Stock
Purchase/Sale	Purchased/(Sold)

3/18/2004	739,138
5/19/2004	274,142
6/2/2005	27,890
6/3/2005	364,998

All purchases of Common Stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

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ANNEX B

TRANSACTIONS IN COMMON STOCK ON BEHALF OF MILLENCO, L.P.

The following table sets forth information with respect to all purchases and sales of common stock of the Company on behalf of Millenco, L.P. during the past two years. Except as set forth below, to the knowledge of the Barington Group, neither Millenco, L.P. or nor any of the parties related thereto referred to in the foregoing proxy statement has purchased or sold securities of the Company within the past two years.

TRANSACTIONS IN SECURITIES OF REGISTER.COM, INC.
DURING THE PAST TWO YEARS ON BEHALF OF
MILLENCO, L.P.

Date of	Shares of Common Stock
Purchase/Sale	Purchased/(Sold)

6/30/2003	(2,084)
6/30/2003	100
7/1/2003	(875)
7/1/2003	1,075
7/2/2003	(500)
7/8/2003	(200)
7/14/2003	(554)
7/14/2003	200
7/15/2003	300
7/16/2003	(200)
7/17/2003	300
7/18/2003	(258)
7/22/2003	(342)
7/29/2003	400
7/30/2003	(400)
7/31/2003	(200)
7/31/2003	17,200
8/1/2003	(8,800)
8/1/2003	100
8/4/2003	3,000
8/5/2003	(300)
8/6/2003	(600)
8/6/2003	3,200
8/8/2003	7,786
8/11/2003	10,600
8/12/2003	6,000
8/13/2003	900
8/14/2003	5,100
8/18/2003	4,200
8/19/2003	6,000
8/20/2003	8,000
8/21/2003	1,400

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8/22/2003	9,600
8/25/2003	(100)
8/25/2003	18,600
8/26/2003	2,800
8/27/2003	300
9/4/2003	489
9/5/2003	(489)
9/10/2003	700
9/11/2003	(47,954)
9/11/2003	800
9/15/2003	600
9/16/2003	(200)
9/16/2003	200
9/17/2003	(400)
9/17/2003	700
9/18/2003	(200)
9/18/2003	200
9/19/2003	200
9/24/2003	(1,800)
9/24/2003	400
9/25/2003	(200)
9/25/2003	1,200
9/26/2003	6,700
9/29/2003	788
9/30/2003	2,900
10/3/2003	(200)
10/3/2003	200
10/7/2003	(100)
10/7/2003	13,500
10/9/2003	(15,800)
10/10/2003	24,200
10/20/2003	2,400
10/23/2003	6,349
10/24/2003	3,598
10/27/2003	(100)
10/29/2003	(1,900)
10/31/2003	(172)
10/31/2003	172
11/3/2003	2,800
11/4/2003	(200)
11/4/2003	5,446
11/6/2003	(167)
11/6/2003	1,696
11/7/2003	167
11/10/2003	(15,900)
11/10/2003	1,469
11/11/2003	(8,400)
11/11/2003	4,189

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11/12/2003	400
11/14/2003	(100)
11/14/2003	100
11/17/2003	(800)
11/18/2003	(4,000)
11/19/2003	(656)
11/19/2003	200
11/20/2003	(1,067)
11/24/2003	(400)
11/24/2003	2,400
11/25/2003	(2,000)
11/26/2003	(4,400)
11/26/2003	3,200
12/1/2003	(2,700)
12/2/2003	(400)
12/4/2003	(200)
12/4/2003	251
12/22/2003	(800)
12/22/2003	800
12/24/2003	(1,100)
12/29/2003	(759)
12/29/2003	559
12/30/2003	(200)
12/30/2003	400
1/2/2004	(17,166)
1/2/2004	2,000
1/6/2004	(3,200)
1/6/2004	200
1/7/2004	(6,800)
1/7/2004	400
1/8/2004	(3,179)
1/9/2004	(100)
1/9/2004	450
1/13/2004	(200)
1/13/2004	250
1/16/2004	(2,300)
1/20/2004	(4,800)
2/6/2004	(3,800)
2/11/2004	(2,600)
3/1/2004	(1,500)
3/2/2004	1,500
3/5/2004	(872)
3/5/2004	18,400
3/8/2004	14,600
3/9/2004	(1,000)
3/9/2004	19,933
3/10/2004	(1,800)
3/10/2004	11,200

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3/11/2004	(17,600)
3/11/2004	15,390
3/12/2004	(3,000)
3/12/2004	19,077
3/19/2004	(4,100)
3/22/2004	(12,700)
3/29/2004	10,100
3/30/2004	1,400
4/1/2004	(3,500)
4/2/2004	(6,200)
4/5/2004	(19,700)
4/6/2004	(11,000)
4/7/2004	400
4/23/2004	(4,300)
4/27/2004	(3,400)
4/30/2004	600
5/5/2004	(1,594)
5/10/2004	(587)
5/24/2004	(200)
5/25/2004	(9,751)
5/26/2004	(10,947)
5/26/2004	10
5/27/2004	(11,774)
5/28/2004	(15,350)
5/28/2004	200
6/1/2004	(200)
6/3/2004	(500)
6/3/2004	500
6/9/2004	(8,970)
6/10/2004	(11,000)
6/16/2004	(100)
6/16/2004	100
6/21/2004	200
6/28/2004	14,684
6/29/2004	12,654
6/30/2004	12,056
7/1/2004	11,600
7/2/2004	4,290
7/14/2004	(100)
7/14/2004	100
7/15/2004	3,560
7/16/2004	6,660
7/19/2004	5,840
7/20/2004	6,200
7/21/2004	5,160
7/22/2004	5,050
7/27/2004	5,600
7/28/2004	1,780

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7/29/2004	2,094
8/26/2004	(4,505)
8/27/2004	(6,000)
9/28/2004	(2,300)
9/30/2004	(4,900)
10/1/2004	(4,015)
10/4/2004	(5,900)
10/13/2004	(4,390)
10/14/2004	(4,440)
10/15/2004	(4,765)
10/18/2004	(3,655)
10/19/2004	(4,930)
10/20/2004	(5,400)
10/21/2004	(6,520)
10/22/2004	(6,020)
10/26/2004	(4,128)
10/27/2004	(5,323)
10/28/2004	(2,445)
10/29/2004	(110)
11/1/2004	31
6/2/2005	66,404
6/3/2005	26,240
6/10/2005	506,228

All purchases of Common Stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

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ANNEX C

     TRANSACTIONS IN COMMON STOCK
BY THE BARINGTON GROUP NOMINEES

The following tables set forth information with respect to all purchases and sales of common stock of the Company by the Barington Group nominees during the past two years. Except as set forth below and in Annex A, to the knowledge of the Barington Group, no participant in this solicitation or Barington Group nominee has purchased or sold securities of the Company within the past two years.

TRANSACTIONS IN SECURITIES OF REGISTER.COM, INC.
DURING THE PAST TWO YEARS FOR
MARK CUBAN

Date of	Shares of Common Stock
Purchase/Sale	Purchased/(Sold)

3/24/2005	16,640
3/28/2005	50,000
3/29/2005	154,969
3/30/2005	2,400
3/31/2005	100,000
4/4/2005	50,000
4/5/2005	12,900
4/6/2005	10,980
4/7/2005	11,600
4/8/2005	33,000
4/11/2005	13,800
4/12/2005	18,300
4/13/2005	9,895
4/14/2005	8,300
4/15/2005	250,000
4/18/2005	20,600
4/20/2005	100,000
4/21/2005	36,500
4/22/2005	100,000
4/26/2005	116
6/21/2005	300,000
6/28/2005	18,200

All purchases of Common Stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

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TRANSACTIONS IN SECURITIES OF REGISTER.COM, INC.
DURING THE PAST TWO YEARS FOR
THE MARK CUBAN CHARITABLE REMAINDER UNITRUST

Date of	Shares of Common Stock
Purchase/Sale	Purchased/(Sold)

6/10/2005	20,000
6/13/2005	12,500
6/20/2005	815,000
6/21/2005	52,500

All purchases of Common Stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

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ANNEX D

OWNERSHIP OF COMMON STOCK

Each share of common stock is entitled to one vote on each of the proposals and the common stock is the only class of securities of the Company entitled to vote on the proposals. According to the Company’s Form 10-K filed with the SEC on May 4, 2005, as of May 2, 2005 there were 24,251,426 shares of common stock outstanding.

The following table sets forth the share ownership of all persons who, to the knowledge of the Barington Group, beneficially own more than 5% of the outstanding shares of common stock as of the date of this proxy statement and of the named executive officers and directors of the Company as of the date of this proxy statement. The information with respect to each stockholder is derived from the Form 10-K filed by the Company with the SEC on May 4, 2005, except that the information with respect to Peter A. Forman, James A. Mitarotonda, Barington Companies Equity Partners, L.P., Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Starboard Value & Opportunity Fund, LLC, Parche, LLC, all directors and officers as a group and Mark Cuban has been updated pursuant to filings with the SEC by such parties since the filing of the Form 10-K on May 4, 2005.

	Shares Beneficially Owned **
Stockholder	Number	Percent

Peter A. Forman (1)	411,362	1.7%
Mitchell I. Quain (2)	484,900	2.0%
Niles H. Cohen (3)	217,445		*
Dewain K. Cross (4)	37,500		*
James A. Mitarotonda (5)	1,731,522	7.1%
Stanley Morten (6)	40,000		*
Jim Rosenthal (7)	97,483		*
Reginald Van Lee (8)	111,950		*
Jonathan Stern (9)	284,525	1.2%
Michael Pollack (10)	5,587		*
Monica Schulze-Hodges (11)	28,572		*
Roni Jacobson (12)	102,907		*
Alan Kipust (13)	77,353		*
All directors and executive officers as a group (13 persons) (14)	3,631,106	15.0%

Richard D. Forman
RDF Ventures, LLC (15)	2,170,103	8.9%

Barington Companies Equity Partners, L.P.
Barington Companies Offshore Fund, Ltd. (BVI),
Barington Companies Advisors, LLC,
Starboard Value & Opportunity Fund, LLC
Parche, LLC (16)	3,614,902	14.9%

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The Clark Estates, Inc. (17)
	1,794,400	7.4%
Kennedy Capital Management, Inc. (18)
	1,379,438	5.7%
Sheffield Asset Management, L.L.C.(19)
	1,220,600	5.0%
Mark Cuban, The Mark Cuban Charitable
Remainder Unitrust (20)	3,318,200	13.7%

*	Less than 1%

**	Gives effect to the shares of common stock issuable upon the exercise of all options exercisable within 60 days of April 25, 2005 and other rights beneficially owned by the indicated stockholders on that date, except in the case of Mr. Mitarotonda, whose ownership gives effect to such shares of common stock issuable upon the exercise of all options exercisable within 60 days of the date of this proxy statement. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 24,251,426 shares of the Company’s common stock outstanding as of May 2, 2005.

(1)	Includes 153,642 shares of common stock held by Forman Capital Management, LLC, of which Mr. Forman is the managing member and options exercisable within sixty days to purchase 241,725 shares of common stock at a weighted average price of $6.38.

(2)	Includes 7,400 shares held in trust for Mr. Quain’s children and options exercisable within sixty days to purchase 477,500 shares of common stock at a weighted average price of $4.64.

(3)	Includes options exercisable within sixty days to purchase 20,000 shares of common stock at a weighted average price of $5.77.

(4)	Consists of options exercisable within sixty days to purchase 37,500 shares of common stock at a weighted average price of $5.43.

(5)	Includes 817,724 shares of common stock held by Barington Companies Equity Partners, L.P. (“Barington”), 279,926 shares held by Barington Companies Offshore Fund, Ltd. (BVI) (the “Barington Fund”) and 598,872 shares beneficially owned by Barington Companies Advisors, LLC (“Barington Advisors”). Mr. Mitarotonda is the President and Chief Executive Officer of Barington Companies Investors, LLC (“Barington Investors”), which is the general partner of Barington and, accordingly, Mr. Mitarotonda has the power to vote and dispose of the shares owned by the Barington. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group, L.P. (“Barington Capital”), which is the managing member of Barington Advisors, which is the investment advisor of the Barington Fund and the investment account managed on behalf of Millenco, L.P. and accordingly, Mr. Mitarotonda has the power to vote and dispose

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of the shares owned by the Barington Fund and held in the investment account. Barington Capital is also the majority member of Barington Investors so through this relationship, Mr. Mitarotonda may also be deemed to beneficially own the shares held by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Also includes options held by Mr. Mitarotonda which are exercisable within sixty days to purchase 35,000 shares of common stock at prices ranging from $4.69 to $6.03 per share.

(6)	Consists of options exercisable within sixty days to purchase 40,000 shares of common stock at a weighted average price of $4.89.

(7)	Includes options exercisable within sixty days to purchase 92,500 shares of common stock at a weighted average price of $10.58.

(8)	Consists of options exercisable within sixty days to purchase 111,950 shares of common stock at a weighted average price of $14.33.

(9)	Consists of options exercisable within sixty days to purchase 284,525 shares of common stock at a weighted average price of $6.49.

(10)	Based on the Company’s transfer agent records. Mr. Pollack’s position with the Company was terminated as of December 31, 2004.

(11)	Consists of options exercisable within sixty days to purchase 28,572 shares of common stock at a weighted average price of $5.11.

(12)	Includes options exercisable within sixty days to purchase 99,713 shares of common stock at a weighted average price of $8.85.

(13)	Includes options exercisable within sixty days to purchase 75,953 shares of common stock at a weighted average price of $4.52.

(14)	Includes: Niles H. Cohen, Dewain K. Cross, Peter A. Forman, James A. Mitarotonda, Stanley Morten, Mitchell I. Quain, Jim Rosenthal, Reginald Van Lee, Jonathan Stern, Michael Pollack, Monica Schulze-Hodges, Roni A. Jacobson and Alan Kipust.

(15)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005 by Richard D. Forman, a former director, and RDF Ventures, LLC and the subsequent exercise of warrants identified therein. Includes 1,487,977 shares of common stock held by RDF Ventures LLC, of which Mr. R. Forman is the managing member, 18,836 shares of common stock held by the RDF 1999 Family Trust, stock options to purchase 5,000 shares of common stock held by Mr. R. Forman and 598,249 shares of common stock held by Mr. R. Forman. Mr. R. Forman disclaims beneficial ownership of the shares held by the RDF 1999 Family Trust.

(16)	On June 8, 2005, Barington, Barington Investors, Barington Fund, Barington Advisors, Barington Capital, LNA, Mr. Mitarotonda, Starboard Value & Opportunity Fund, LLC (“Starboard”), Parche, LLC (“Parche”), Admiral Advisors, LLC (“Admiral”), Ramius Capital Group, LLC (“Ramius”), C4S & Co., LLC (“C4S”), Mr. Peter A. Cohen (“Cohen”), Mr. Morgan B. Stark (“Stark”), Mr. Jeffrey M. Solomon (“Solomon”), Mr. Thomas W. Strauss (“Strauss”), Millenco, L.P. (“Millenco”), Millennium Management, L.L.C. (“Millennium”) and Israel Englander (“Englander”) jointly filed an amendment to Schedule 13D with the Securities and Exchange Commission reporting combined ownership of 3,614,902 shares of the Company’s common stock. According to this

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Schedule 13D, Barington owns 817,724 shares, Barington Fund owns 279,926 shares, Barington Advisors beneficially owns 598,872, Starboard owns 1,406,168 shares and Parche owns 512,212 shares. Mr. Mitarotonda, one of the Company’s directors, is the President and Chief Executive Officer of Barington Investors, which is the general partner of Barington and, accordingly, Mr. Mitarotonda and Barington Investors have the power to vote and dispose of the shares owned by Barington. Mr. Mitarotonda is the sole stockholder and director of LNA, which is the general partner of Barington Capital, which is the managing member of Barington Advisors, which is the investment advisor of the Barington Fund and the investment account managed on behalf of Millenco and accordingly, Mr. Mitarotonda, LNA, Barington Capital and Barington Advisors each have the power to vote and dispose of the shares owned by the Barington Fund and held in the investment account on behalf of Millenco. Barington Capital is also the majority member of Barington Investors so through this relationship, Mr. Mitarotonda, LNA and Barington Capital may also be deemed to beneficially own the shares held by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. C4S is the managing member of Ramius, which is the sole member of Admiral, which is the managing member of each of Starboard and Parche and, accordingly, C4S, Ramius and Admiral each have the power to vote and dispose of the shares owned by Starboard and Parche. The managing member of each of Starboard and Parche is Admiral. Messrs. Cohen, Stark, Solomon and Strauss are the managing members of C4S and accordingly, each shares the power to vote and dispose of the shares owned by Starboard and Parche. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares. Pursuant to an account management agreement between Millennium Operations, LLC and Barington Advisors, Barington Advisors manages an investment account on behalf of Millenco with respect to 598,872 shares of common stock purchased in that managed account on behalf of Millenco. Barington Advisors has voting and dispositive power over such shares and believes it would be viewed as the sole beneficial owner of those shares. However, out of an abundance of caution, we are providing information regarding Millenco’s investment with Barington Advisors (and regarding certain parties related to Millenco). The Barington Group disclaims membership in any “group” with Millenco, L.P. or such other parties in connection with the ownership of common stock of the Company for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Millennium Management, L.L.C. (“Millennium”) is the general partner of Millenco. Englander is the Managing Member of Millennium. Englander disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Barington’s principal business address is 888 Seventh Avenue, 17th Floor, New York, NY 10019. Barington Fund’s principal business address is c/o Bison Financial Services LTD, Bison Court Road Town, Tortola, British Virgin Islands. Starboard’s and Parche’s principal business address is 666 Third Avenue, 26th Floor, New York, NY 10017.

(17)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2005 by The Clark Estates, Inc. (“Clark Estates”). Clark Estates’ principal business address is One Rockefeller Plaza, 31st Floor, New York, NY 10020.

(18)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2005 by Kennedy Capital Management, Inc. (“Kennedy”). Kennedy’s principal business address is 10829 Olive Blvd., St. Louis, MO 63141.

(19)	Based on a Schedule 13G filed with the Securities and Exchange Commission on April 28, 2005 by Sheffield Asset Management, L.L.C. (“SAM”), Sheffield Partners, L.P. (“SPLP”), Sheffield Institutional Partners, L.P. (“SIPLP”) and Sheffield International Partners, Ltd. (“SIPLTD”, together with SAM, SPLP and SIPLP, “Sheffield”). According

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to Sheffield’s Schedule 13G, SAM beneficially owns and has shared voting and dispositive power with respect to 1,220,600 shares of our common stock, SPLP beneficially owns and has shared voting and dispositive power with respect to 434,652 shares of our common stock, SIPLP beneficially owns and has shared voting and dispositive power with respect to 356,791 shares of our common stock and SIPLTD beneficially owns and has shared voting and dispositive power with respect to 429,157 shares of our common stock. Sheffield’s principal business address is 227 W. Monroe, Suite 4800, Chicago, Illinois 60606.

(20)	On July 6, 2005, Mark Cuban (“Cuban”) and The Mark Cuban Charitable Remainder Unitrust (the “Cuban Unitrust”), of which Cuban is a beneficiary, jointly filed an amendment to Schedule 13D with the Securities and Exchange Commission reporting combined ownership of 3,318,200 shares of the Company’s common stock. According to this Schedule 13D, Cuban owns 2,418,200 shares and Cuban Unitrust owns 900,000 shares. Cuban does not have the authority to direct the vote or disposition of the shares held by the Cuban Unitrust. Martin Woodall, as the sole trustee of Cuban Unitrust, has the sole power to vote, or to direct the vote, and the sole power to dispose, or to direct the disposition, of the 900,000 shares of Common Stock held by the Cuban Unitrust. Cuban may be deemed to have beneficial ownership of the shares held by the Cuban Unitrust; however, Cuban disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

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ANNEX E

COMPENSATION OF DIRECTORS

The following is an excerpt from the Company’s Form 10-K filed with the SEC on May 4, 2005 disclosing the Company’s policy on compensation of the members of its Board of Directors. Use of the terms “we” or “our” refer to the Company.

Board and Committee Fees

We pay our non-employee directors an annual fee of $30,000. In addition, our non-employee directors receive a $1,000 payment for each duly constituted regular or special meeting of the Board that they attend in person or by teleconference and a $500 payment for each duly constituted committee meeting that they attend in person or by teleconference. The Chairman of the Audit Committee receives an additional annual payment of $10,000. As of June 11, 2004, the Chairman of the Compensation Committee began receiving, on a pro-rated basis for 2004, an additional annual payment of $10,000. We currently do not provide additional compensation for special assignments of the Board of Directors.

On November 25, 2002, we entered into a letter agreement of employment with Mr. Quain pursuant to which Mr. Quain agreed to act as Executive Chairman of the Board for a one year period. Under the terms of the agreement, Mr. Quain also agreed to continue to act as Chairman of the Board for a period of three years after the initial one year period, subject to his continued election to the Board by our stockholders, and to perform the duties described in the agreement for seven business days per month. In consideration for performing these duties, we granted Mr. Quain options to purchase 600,000 shares of our common stock at an exercise price of $4.50 per share on November 25, 2002. These options vest and become exercisable in 48 equal monthly installments of 12,500 shares beginning on the date of grant for as long as Mr. Quain remains a director, provided that (A) the option will accelerate and vest in full upon Mr. Quain's death or permanent disability, or a change in control, which occurs at any time while Mr. Quain is serving as a director, and (B) in the event Mr. Quain is not reelected to the Board by our stockholders, the option will accelerate and vest as if Mr. Quain had continued to remain Executive Chairman or non-executive Chairman of the Board for the twelve-month period subsequent to his last date of service as a director, and provided further that the option will immediately terminate and cease vesting in the event that Mr. Quain's employment is terminated for cause. In connection with this letter agreement, Mr. Quain waived any rights or entitlement to any stock option grants or other benefits under the Automatic Option Grant Program of the Amended and Restated 2000 Stock Incentive Plan (the “Amended 2000 Plan”). Pursuant to the terms of the letter agreement, in November 2003 Mr. Quain resumed his role as Chairman of the Board and ceased his role as Executive Chairman. In December 2003, we entered into a verbal arrangement with Mr. Quain pursuant to which Mr. Quain is entitled to receive compensation at a rate of $1,000 per day for each day that he works in excess of seven business days per month, provided that such compensation does not exceed $3,500 per month.

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Automatic Option Grant Program

Under the Automatic Option Grant Program of the Amended 2000 Plan, eligible non-employee directors receive an initial option grant upon commencement of their service on the Board and a series of option grants over their period of Board service. Each eligible non-employee director receives, at the time of his or her initial election or appointment to the Board, an option grant for 25,000 shares of common stock at an exercise price equal to the fair market value of our common stock at the close of business on the date of grant, provided such individual has not previously been in our employ. In addition, each eligible non-employee director who continues to serve is granted an option to purchase 2,500 shares of common stock on the date of each regularly scheduled quarterly Board meeting that occurs in a calendar quarter following the quarter of his or her initial election or appointment to the Board at an exercise pric e equal to the fair market value of our common stock at the close of business on the date of grant. Each grant under the Automatic Option Grant Program has a term of ten years, subject to earlier termination upon the director's cessation of service as a director. Subject to the director's continuing service on the Board, 50% of the initial 25,000-share option grant vests upon the first anniversary of the individual's becoming a director and 50% vests upon the second anniversary; and each 2,500-share option grant vests upon the director's completion of one year of Board service measured from the grant date. Each option is immediately exercisable for any or all of the option shares. However, any unvested shares purchased under the option shall be subject to repurchase by us, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares.

In the event of a change of control or a hostile takeover, the options to purchase shares of common stock held by our directors at such time will automatically vest in full and any repurchase rights shall automatically terminate so that each such option may, immediately prior to the effective date of such change of control or hostile takeover, become fully exercisable. Each option that is accelerated in connection with a change of control shall terminate upon the change of control, except to the extent assumed by our successor corporation or otherwise continued in full force and effect pursuant to the terms of the change of control. Any such options that are assumed by our successor corporation shall be subject to adjustment, both as to the number of shares and as to the exercise price. Each option that is accelerated in connection with a hostile takeover shall remain exercisable until its expiration date or sooner termination of the option term. Upon the occurrence of a hostile takeover, our directors will have a thirty day period in which to surrender their options in return for a cash distribution.

Stock Option Grants in 2004

In 2004, in accordance with the Automatic Option Grant Program of the Amended 2000 Plan, we granted each of our non-employee directors, excluding our Chairman, options to purchase 2,500 shares of our common stock on each of the following dates on which we held regularly scheduled quarterly board meetings:

•	February 10, 2004 at an exercise price per share of $5.72;

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•	May 7, 2004 at an exercise price per share of $5.56;

•	August 3, 2004 at an exercise price per share of $5.94; and

•	November 2, 2004 at an exercise price per share of $5.46.

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WHITE PROXY

REGISTER.COM, INC.

Proxy Solicited on Behalf of the Barington Group
For the Annual Meeting of Stockholders
September 8, 2005 at 10:00 a.m.

The undersigned stockholder of Register.com, Inc., a Delaware corporation (the “Company”), on July 25, 2005 (the “record date”), hereby appoints James Mitarotonda and Jeffrey Smith and either of them, each with full power of substitution to act as proxies for the undersigned, and to vote all shares of common stock, $0.0001 par value, of the Company, which the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Stockholders of the Company to be held on September 8, 2005, and at any and all postponements and adjournments thereof as directed below on the proposals and, in the discretion of the proxies appointed hereunder, on such other business as may properly come before the meeting.

Receipt of the proxy statement of the Barington Group furnished herewith is hereby acknowledged.

IF YOU SIGN, DATE AND RETURN THIS CARD WITHOUT INDICATING YOUR VOTE ON THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE VOTED IN FAVOR OF EACH OF SUCH PROPOSALS. IF YOU VOTE OR ABSTAIN WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS PROXY CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF PROXY WITH RESPECT TO SUCH PROPOSALS.

The Barington Group strongly recommends that stockholders vote “FOR” each of the Proposals below.

Proposal No. 1 – Election of George Daly, Frank Petrilli, Stephen Liguori, Rory Cowan, Michael McManus, James Mitarotonda, Jeffrey Smith, James Williams and Mark Cuban as Directors

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Instruction: If you wish to vote for the election of certain of the nominees, but not all of them, check the “FOR” box above and write the name of each such person you do not wish elected in the following space: ____________________________________ .

Proposal No. 2 – Ratification of Appointment of Amper, Politziner & Mattia, P.C. as Independent Registered Public Accounting Firm for the Company

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

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WHITE PROXY

Dated:

Signature:

Signature (if held jointly):

Title or Authority

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities.

PLEASE MARK, SIGN AND DATE THIS PROXY BEFORE MAILING THE PROXY IN THE ENCLOSED ENVELOPE

If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or collect at 1-212-929-5500.